Exhibit (a)(1)(A)

                                     [LOGO]

                               DYNEX CAPITAL, INC.

                        OFFER TO PURCHASE FOR CASH UP TO:
         212,817 SHARES OF SERIES A PREFERRED STOCK AT $16.80 PER SHARE 297,746 SHARES OF SERIES B PREFERRED STOCK AT $17.15 PER SHARE 304,757 SHARES OF SERIES C PREFERRED STOCK AT $21.00 PER SHARE




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THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON THURSDAY, OCTOBER 4, 2001, UNLESS THE OFFER IS EXTENDED.

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         Dynex  Capital,  Inc., a Virginia  corporation  ("Dynex"),  invites its stockholders to tender shares of its Series A preferred stock (the "Series A Preferred Stock"); shares of its Series B preferred stock (the "Series B
Preferred Stock"), and shares of its Series C preferred stock (the "Series C Preferred Stock", and collectively, the "Preferred Stock") all upon the terms and subject to the conditions set forth in this document and in the related letters of transmittal. Each share of Preferred Stock has a par value $0.01. Pursuant to this Offer, Dynex will purchase up to 212,817 shares of its Series A Preferred Stock at a purchase price of $16.80 per share, up to 297,746 shares of its Series B Preferred Stock at a purchase price of $17.15 per share, and up to 304,757 shares of its Series C Preferred Stock at a purchase price of $21.00 per share (or, in each case, such lesser number of shares as are properly tendered and not properly withdrawn), upon the terms and subject to the conditions of the offer, including the proration provisions. The purchase price per share is net to the seller in cash, without interest thereon.

         Dynex reserves the right, in its sole discretion, to increase the total number of shares that may be purchased pursuant to this offer to 217,073 shares of Series A Preferred Stock, to 303,701 shares of Series B Preferred Stock, and to 310,853 shares of Series C Preferred Stock. Shares not purchased because of the proration provisions will be returned at Dynex expense. See Section 3.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF PREFERRED STOCK BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

         Tendering holders of Preferred Stock will not be obligated to pay brokerage commissions, solicitation fees, or, upon the terms and subject to the conditions of the offer, stock transfer taxes on the purchase of shares of Preferred Stock by Dynex. However, any tendering stockholder or other payee required to complete a letter of transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the letter of transmittal or, in the case of a non-U.S. holder, who fails to certify its non-U.S. status, may be subject to a required tax withholding of 31% of the gross proceeds paid to the stockholder or other payee pursuant to the offer. Dynex will pay all charges and expenses of First Union National Bank, the depositary, and MacKenzie Partners, Inc., the information agent, incurred in connection with the offer.

         Tendering holders of Preferred Stock will not receive any dividends with respect to such shares, including dividends accumulated to date which will be cancelled. There can be no assurance that holders that do not tender their shares will receive any dividends in the future.

         Tenders pursuant to the offer may be withdrawn at any time prior to 5:00 p.m. on Thursday, October 4, 2001, the expiration date of the offer, or such later expiration date if the offer is extended by Dynex, and, if not yet accepted for payment, after November 2, 2001.

         Each series of Preferred Stock is listed for trading on the Nasdaq National Market. The Series A Preferred Stock is listed under the symbol "DXCPP"; the Series B Preferred Stock is listed under the symbol "DXCPO"; and the Series C Preferred Stock is listed under the symbol "DXCPN." Dynex announced its intention to make the Offer after the close of the Nasdaq National Market on September 6, 2001. As of August 31, 2001 (prior to such announcement), the closing per share sales price, as reported on the Nasdaq National Market, was $14.10 for the Series A Preferred Stock, $14.40 for the Series B Preferred Stock, and $17.75 for the Series C Preferred Stock. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

         THE BOARD OF DIRECTORS OF DYNEX HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF DYNEX OR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY DYNEX OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION. THE DIRECTORS AND EXECUTIVE OFFICERS OF DYNEX HAVE AGREED NOT TO PARTICIPATE IN THE OFFER.

         YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF A SALE OF PREFERRED STOCK PURSUANT TO THE OFFER.

             THE DATE OF THIS OFFER TO PURCHASE IS September 6, 2001

                                    IMPORTANT

         Any stockholder of record desiring to tender all or any portion of his, her or its shares should complete and sign the letter of transmittal or a facsimile thereof in accordance with the instructions in the letter of transmittal, mail or deliver it with any required signature guarantee and any other required documents to the depositary and either mail or deliver the stock certificates for such shares to the depositary with any other required documents or comply with the book-entry transfer facility's automated tender offer program procedures described in Section 3 to the extent it is available. A stockholder having shares registered in the name of a broker or a dealer, commercial bank, trust company or other nominee must contact those persons if such stockholder desires to tender such shares. Stockholders who desire to tender shares and whose certificates for such shares are not immediately available or whose other required documentation cannot be delivered to the depositary by the expiration of the offer should tender such shares by following the procedures for guaranteed delivery described in Section 3.

         Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this offer to purchase. Requests for additional copies of this offer to purchase and all related documents may also be directed to the information agent.

                               SUMMARY TERM SHEET

         We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the offer. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the offer. We have included references to the sections of this document where you will find a more complete discussion.


Who is offering to purchase             Dynex is offering to purchase your
my shares?                              shares of Series A Preferred Stock,
                                        Series B Preferred Stock and Series C
                                        Preferred Stock. See Introduction.

How many shares will                    Dynex will purchase up to 212,817
Dynex purchase and                      shares (or such lesser number as are
at what price?                          properly tendered) of Series A preferred
                                        stock at a purchase price of $16.80 per
                                        share.  As of August 31, 2001, such
                                        price represented a premium of 19.1% to
                                        the market price.

                                        Dynex will purchase up to 297,746 shares
                                        (or such lesser number as are properly
                                        tendered) of Series B preferred stock at a purchase price of $17.15 per share.
                                        As of August 31, 2001, such price
                                        represented a premium of 19.1% to the
                                        market price.

                                        Dynex will purchase up to 304,757
                                        shares (or such lesser number as are
                                        properly tendered) of Series C preferred stock at a purchase price of $21.00 per share. As of August 31, 2001, such price represented a premium of 18.3% to the market price.

                                        The offer is not conditioned on any
                                        minimum number of shares being tendered.

Will I be paid any dividends?           You will not receive any dividends with
                                        respect to the shares that are tendered, including dividends accumulated to date, which will be cancelled.

How will Dynex pay for the shares?      Dynex expects to fund the purchase of
                                        the shares under the offer and the
                                        payment of related fees and expenses
                                        from available cash.

What is the purpose of the offer?       The board of directors believes that,
                                        given Dynex financial condition and the
                                        current market environment, the purchase of its shares at this time is a prudent course of action in order to enhance stockholder value. See Section 2.

How long do I have to tender            You may tender your shares until the
my shares?                              offer expires.  The offer will expire on
                                        Thursday,  October 4, 2001 at 5:00 p.m.,
                                        New York City time, unless Dynex extends it. See Section 1. Dynex may choose to extend the offer for any reason.

How will I be notified if               Dynex will issue a press release by 9:00
Dynex extends the offer?                a.m., New York City  time, on the
                                        business day after the previous
                                        scheduled expiration date if Dynex
                                        decides  to extend the offer.  See
                                        Section 14.

Are there any conditions                The offer is subject to certain
to the offer?                           conditions, including the absence of
                                        court and government actions prohibiting the offer, general market conditions and the condition of Dynex business. See
                                        Section 6.

How do I tender my shares?              To tender your shares:

                                        o you must deliver your share
                                          certificate(s) and a properly
                                          completed and duly executed  letter of
                                          transmittal for such series to the
                                          depositary at the address appearing on
                                          the back cover of this offer to
                                          purchase prior to 5:00 p.m., New York
                                          City time, on Thursday, October 4,
                                          2001;

                                        o the depositary must receive a
                                          confirmation of receipt of your shares
                                          by book-entry transfer and a properly
                                          completed and duly executed letter of
                                          transmittal for such series;

                                        o you must comply with The Depository
                                          Trust Company's Automated Tender Offer
                                          Program; or

                                        o if your share certificates are not
                                          immediately available for delivery to
                                          the depositary, you must comply with
                                          the guaranteed delivery procedure
                                          described in Section 3.

                                        Contact the information agent for
                                        assistance.  See Section 3 for more
                                        information.

Has Dynex or its board of directors     The board of directors of Dynex has
adopted a position on the tender        unanimously approved the offer.
offer?                                  However, neither Dynex nor its directors
                                        makes any recommendation as to whether
                                        you should tender shares pursuant to
                                        this offer.  You must make the decision
                                        whether to tender shares and, if so, how many shares to tender. Directors and executive officers of Dynex have agreed not to participate in the offer.

Will I have to pay brokerage            If you are a registered stockholder and
commissions if  I tender my             you tender your shares directly to the
shares?                                 depositary, you will not incur any
                                        brokerage commissions.  If you hold
                                        shares through a broker or bank, Dynex
                                        urges you to consult your broker or bank to determine whether any transaction costs are applicable.

What are the United States federal      Generally, you will be subject to
income tax consequences if I tender     United States federal income taxation
my shares?                              upon the receipt of cash from Dynex in
                                        exchange for your shares under the
                                        tender offer.  In addition, such
                                        receipt of cash for your tendered
                                        shares will be generally treated either
                                        as (1) a sale or exchange eligible for
                                        capital gains treatment or (2) a
                                        dividend subject to ordinary income tax
                                        rates.  Special rules may apply to
                                        non-U.S. stockholders.  See Section 12.

Will I have to pay a stock              If you instruct the depositary in the
transfer tax if I tender my shares?     related letter of transmittal to make
                                        the payment for the shares to the
                                        registered holder, you will not incur
                                        any stock transfer tax.

When will Dynex pay for                 Dynex will pay the purchase price net in
the shares I tender?                    cash, without interest, for the shares
                                        it purchases promptly after the
                                        expiration date of the offer.

Once I have tendered my shares in       You may withdraw any shares you have
the offer, can I withdraw my tender?    tendered at any time before 5:00 p.m.,
                                        New York City time, on Thursday,
                                        October 4, 2001, unless Dynex has
                                        extended the offer.  Unless the shares
                                        you have tendered have been previously
                                        purchased by Dynex, you may also
                                        withdraw your shares after November 2,
                                        2001.

Who can I talk to if I                  The information agent can help you
have questions?                         answer your questions.  The information
                                        agent is MacKenzie Partners, Inc.  The
                                        contact information is set forth on the
                                        back cover page of this offer to
                                        purchase.

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.............................................................i

INTRODUCTION...................................................................1

THE OFFER......................................................................3
1.   Number of Shares; Proration; Extension of the Offer.......................3
2.   Purpose and Certain Effects of the Offer..................................4
3.   Procedures for Tendering Shares...........................................6
4.   Withdrawal Rights........................................................10
5.   Purchase of Shares and Payment of Purchase Price.........................10
6.   Certain Conditions of the Offer..........................................11
7.   Price Range of Preferred Stock; Dividends................................13
8.   Effects of the Offer.....................................................14
9.   Source and Amount of Funds...............................................14
10. Certain Information about Dynex; General Information......................14
11. Interest of Directors and Executive Officers and Principals
      Stockholders; Transaction and Arrangements Concerning the
      Preferred Stock.........................................................18
12. Federal Income Tax Consequences...........................................18
13. Certain Legal Matters; Regulatory Approvals...............................21
14. Extension of Offer Period; Termination; Amendments........................21
15. Fees and Expenses.........................................................22
16. Miscellaneous.............................................................22
17. Additional Information....................................................23


    This  offer  to  purchase,   including  the  Summary  Term  Sheet,  the
Introduction and Sections 2, 5, 7, 8, 9, 10, and 12 and documents incorporated by reference contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, "anticipate", "believe", "expect", "intend", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. As discussed in Dynex filings with the SEC, these risks and uncertainties may include, but are not limited to, changes in general economic conditions, disruptions in the capital markets, the availability of funds from Dynex lenders to finance its investments, fluctuations in interest rates, increases in costs and other general competitive factors. Dynex actual actions or results may differ materially from those expected or anticipated relative to the forward-looking statements.

To the Holders of Preferred Stock of
Dynex Capital, Inc.

                                  INTRODUCTION

         Dynex Capital, Inc., a Virginia corporation ("Dynex"), invites its stockholders to tender shares of its preferred stock, par value $0.01 per share ("Preferred Stock"), to Dynex at the purchase prices set forth below (the "Purchase Price"), net to the seller in cash, without interest. Tendering holders of Preferred Stock will not receive any dividends with respect to such shares, including dividends accumulated to date which will be cancelled. Shares must be tendered on the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal included herewith (which, as amended or supplemented from time to time, together constitute the "Offer").

                                                                 Purchase Price
                      Series A Preferred Stock                        $16.80
                      Series B Preferred Stock                        $17.15
                      Series C Preferred Stock                        $21.00


     The price being offered to the holders of the Preferred Stock is equal to 70% of the issue price of each such series of preferred stock. The number of shares being tendered for in each tender is equal to approximately 19.2% of the shares of such series currently outstanding.

    The tender offers for the Preferred Stock provide preferred stockholders who elect to tender a premium over the market prices for the preferred stocks as of August 31, 2001, and provide greater liquidity for the preferred stocks at such price levels. As of August 31, 2001, the Purchase Price for the Series A Preferred Stock represented a premium of 19.1% to the market price, the Purchase Price for the Series B Preferred Stock represented a premium of 19.1% to the market price, and the Purchase Price for the Series C Preferred Stock represented a premium of 18.3% to the market price.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

         Stockholders tendering Preferred Stock will not be obligated to pay brokerage commissions, solicitation fees, or, upon the terms and subject to the conditions of the Offer, stock transfer taxes on the purchase of shares of Preferred Stock by Dynex. However, any tendering stockholder or other payee required to complete a Letter of Transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. Dynex will pay all charges and expenses of First Union National Bank (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer.

         Tendering holders of Preferred Stock will not receive any dividends with respect to such shares, including dividends accumulated to date which will be cancelled. There can be no assurance that holders that do not tender their shares will receive any dividends in the future.

         Tenders pursuant to the Offer may be withdrawn at any time prior to Thursday, October 4, 2001, at 5:00 p.m., New York City time, the expiration date of the Offer (including any extensions, the "Expiration Date"), and, if not yet accepted for payment, after November 2, 2001.

         THE BOARD OF DIRECTORS OF DYNEX HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF DYNEX OR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY DYNEX OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION. THE DIRECTORS AND EXECUTIVE OFFICERS OF DYNEX HAVE AGREED NOT TO PARTICIPATE IN THE OFFER.

         YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE OF PREFERRED STOCK PURSUANT TO THE OFFER.

         Any stockholder of record desiring to tender all or any portion of his or her shares should complete and sign the applicable Letter of Transmittal or a facsimile thereof in accordance with the instructions in the applicable Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to the Depositary and either mail or deliver the stock certificates for such shares of Preferred Stock to the Depositary (with all such other documents). A stockholder having shares registered in the name of a broker or a dealer, commercial bank, trust company or other nominee (each, a "Nominee") must contact that Nominee if such stockholder desires to tender such shares. Nominees may also tender shares in accordance with the Automated Tender Offer Program procedures of The Depository Trust Company. Stockholders who desire to tender shares of Preferred Stock and whose certificates for such shares are not immediately available or whose other required documentation cannot be delivered to the Depositary by the Expiration Date should tender such shares by following the procedures for guaranteed delivery set forth in Section 3.

         The Series A Preferred Stock is listed for trading on the Nasdaq National Market under the symbol "DXCPP". Dynex announced its intention to make the Offer after the close of the Nasdaq National Market on September 6, 2001. As of August 31, 2001 ( prior to such announcement), the closing per share sales price of the Series A Preferred Stock, as reported on the Nasdaq National Market, was $14.10. The Series B Preferred Stock is listed for trading on the Nasdaq National Market under the symbol "DXCPO". As of August 31, 2001, the closing per share sales price of the Series B Preferred Stock, as reported on the Nasdaq National Market, was $14.40. The Series C Preferred Stock is listed for trading on the Nasdaq National Market under the symbol "DXCPN". As of August 31, 2001, the closing per share sales price of the Series C Preferred Stock, as reported on the Nasdaq National Market, was $17.75. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

         Dynex Capital, Inc. was incorporated on December 18, 1987 in Virginia and commenced operations in February 1988. Dynex is a financial services company which invests in a portfolio of securities and investments backed principally by single family mortgage loans, commercial mortgage loans, manufactured housing installment loans and delinquent property tax receivables. These loans were funded primarily by Dynex loan production operations or purchased in bulk in the market. Due to market conditions, Dynex has sold or phased out of its production operations. As of August 31, 2001, the Company's business operations were essentially limited to the management of its investment portfolio and the active collection of its portfolio of delinquent property tax receivables. The Company currently has no loan origination operations, and for the foreseeable future does not intend to purchase loans or securities in the secondary market. Its business now consists primarily of managing its investment portfolio (which may include the sale of investments and/or the call and re-securitization of securities previously issued by Dynex or its affiliates) and managing the collections on delinquent property tax receivables. During 1999 and 2000, Dynex incurred losses before provision of any dividends on its preferred stocks of $75.1 million and $91.9 million respectively. During the six months ended June 30, 2001, Dynex reported net income of $14.4 million before any charges or benefits related to its preferred stocks. The results for the six months ended June 30, 2001 included non-recurring items of $10.0 million.

                                    THE OFFER

1.  NUMBER OF SHARES; PRORATION; EXTENSION OF THE OFFER

         Number of Shares to be Purchased. Upon the terms and subject to the conditions of the Offer, Dynex will purchase up to 212,817 shares of Series A Preferred Stock at a Purchase Price of $16.80 per share, up to 297,746 shares of its Series B Preferred Stock at a Purchase Price of $17.15 per share, and up to 304,757 shares of its Series C Preferred Stock at a Purchase Price of $21.00 per share or, in each case, such lesser number of shares as are properly tendered (and not properly withdrawn as provided in Section 4) prior to the Expiration Date at the respective Purchase Price, net to the seller in cash, without interest. No fees or commissions will be payable by Dynex to brokers, dealers or other persons (other than fees to the Information Agent as described in Section
15) for soliciting tenders of shares pursuant to the Offer. A stockholder holding shares through a Nominee is urged to consult such Nominee to determine whether transaction costs are applicable if such stockholder tenders shares through such Nominee and not directly to the Depositary.

         Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, October 4, 2001, unless and until Dynex, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Dynex, shall expire. See
Section 14 for a description of Dynex right to extend, delay, terminate or amend the Offer. In the event of an over-subscription of the Offer as described below, shares properly tendered (and not properly withdrawn) prior to the Expiration Date will be subject to proration. If (i) Dynex (a) increases or decreases the Purchase Price for a series of Preferred Stock, or (b) increases by more than 2% of the issued and outstanding shares of a series of Preferred Stock or decreases the number of shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of the change is first published, sent or given to stockholders, the Offer will be extended until the expiration of such period of ten business days. Any such change will be disseminated promptly to the stockholders in a manner reasonably designed to inform stockholders of such change. See Section 14.

         Priority of Purchase; Proration. If the number of shares validly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 212,817 shares in the case of Series A Preferred Stock, less than or equal to 297,746 shares of its Series B Preferred Stock, or less than or equal to 304,757 shares of its Series C Preferred Stock (or such greater number of shares as Dynex may elect to purchase in accordance with the Offer), Dynex will, upon the terms and subject to the conditions of the Offer, purchase all shares of such series so tendered. In the event of an over-subscription of the Offer for a series, shares for such series that are validly tendered and not properly withdrawn prior to the Expiration Date shall be purchased on a pro-rata basis, disregarding fractions that arise as a result of such prorationing, according to the number of shares tendered by each holder of such series of Preferred Stock prior to the Expiration Date; provided, however, that Dynex reserves the right, in its sole discretion, to elect to purchase any and all of the excess shares tendered; and so long as the excess number accepted by Dynex does not exceed two percent (2%) of the issued and outstanding shares of such series of Preferred Stock, no extension of the Offer period and no further notice to the stockholders will be required or given. If Dynex elects to purchase excess tendered shares of a series, but less than all of the tendered shares of a series, then the shares of such series tendered shall be purchased on a pro-rata basis, as described above.

         If proration of tendered shares of a series is required, Dynex will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering shares of a series shall be based on the ratio of the number of shares of such series properly tendered and not properly withdrawn by such stockholder to the total number of shares of such series properly tendered and not properly withdrawn by all stockholders of a series. Because of the difficulty in quickly determining the number of shares of a series properly tendered and not properly withdrawn, and because of the procedures for guaranteed delivery, Dynex expects that it will not be able to announce the final proration factor or commence payment for any shares of a series purchased pursuant to the Offer until approximately five business days after the Expiration Date.

         As described under "Federal Income Tax Consequences," the number of shares of a series that Dynex will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the tendering stockholder and, therefore may be relevant to a stockholder's decision whether or not to tender shares.

         Information Regarding Series A Preferred Stock. The Series A Preferred Stock is listed and traded on the Nasdaq National Market under the symbol "DXCPP". As of August 31, 2001 (prior to the announcement of the Offer), the closing per share sales price of the Series A Preferred Stock, as reported on the Nasdaq National Market, was $14.10. Stockholders are encouraged to obtain current market quotations of the Series A Preferred Stock. See Section 7. As of the close of business on August 31, 2001, there were 1,106,971 shares of Series A Preferred Stock that was issued and outstanding. The 212,817 shares of Series A Preferred Stock that Dynex is offering to purchase in this Offer represented approximately 19.2% of the outstanding Series A Preferred Stock as of August 31, 2001, the most recent practicable date prior to the announcement of the Offer.

         Information Regarding Series B Preferred Stock. The Series B Preferred Stock is listed and traded on the Nasdaq National Market under the symbol "DXCPO". As of August 31, 2001 (prior to the announcement of the Offer), the closing per share sales price of the Series B Preferred Stock, as reported on the Nasdaq National Market, was $14.40. Stockholders are encouraged to obtain current market quotations of the Series B Preferred Stock. See Section 7. As of the close of business on August 31, 2001, there were 1,548,726 shares of Series B Preferred Stock that were issued and outstanding. The 297,746 shares of Series B Preferred Stock that Dynex is offering to purchase in this Offer represented approximately 19.2% of the outstanding Series B Preferred Stock as of August 31, 2001, the most recent practicable date prior to the announcement of the Offer.

         Information Regarding Series C Preferred Stock. The Series C Preferred Stock is listed and traded on the Nasdaq National Market under the symbol "DXCPN". As of August 31, 2001 (prior to the announcement of the Offer), the closing per share sales price of the Series C Preferred Stock, as reported on the Nasdaq National Market, was $17.75. Stockholders are encouraged to obtain current market quotations of the Series C Preferred Stock. See Section 7. As of the close of business on August 31, 2001, there were 1,585,197 shares of Series C Preferred Stock that were issued and outstanding. The 304,757 shares of Series C Preferred Stock that Dynex is offering to purchase in this Offer represented approximately 19.2% of the outstanding Series C Preferred Stock as of August 31, 2001, the most recent practicable date prior to the announcement of the Offer.

         Mailing Offer. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Dynex stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.


2.  PURPOSE AND CERTAIN EFFECTS OF THE OFFER

         The Board of Directors of Dynex (the "Board") believes the Offer gives holders of each series of Preferred Stock desiring to sell their shares of Preferred Stock the opportunity to liquidate a portion (or all if no proration applies) of their holdings of the Preferred Stock at the respective Purchase Prices that represents a premium to the current market price of each series of Preferred Stock, as set forth in the table below based on the closing price of each series of Preferred Stock on August 31, 2001, before the announcement of the tender.

                                                 Purchase       Closing Price    Purchase Price Premium
                                                   Price       August 31, 2001
              Series A Preferred Stock             $16.80          $14.10                19.1%
              Series B Preferred Stock             $17.15          $14.40                19.1%
              Series C Preferred Stock             $21.00          $17.75                18.3%

         In addition, the Board believes the Offer should provide greater liquidity for the Preferred Stock at the price levels represented by the respective Purchase Prices. The table below sets forth (i) the recent monthly trading volume of each series of Preferred Stock on the Nasdaq National Market during the months of June, July and August, and (ii) the percentage of the number of shares outstanding represented by the annualized volume (based upon such three month period). In the aggregate, if the Offer is fully subscribed, the shares of Preferred Stock to be purchased pursuant to the Offer represents approximately 109% of such annualized trading volume.

                                                    Trading Volume 2001                       Annualized as %
                                          June       July       August       Total         Of Shares Outstanding
     Series A Preferred Stock             9,223     20,569      15,360       45,152             16.3%
     Series B Preferred Stock            15,359     10,170      24,590       50,119             12.9%
     Series C Preferred Stock            17,385     29,115      44,714       91,214             23.0%
                                    -------------------------------------------------------------------------
                         Total:          41,967     59,854      84,664      186,485             17.6%

         While giving holders of the Preferred Stock desiring such liquidity the opportunity to sell their Preferred Stock at a premium to the market price as described above, the Offer also permits Dynex to purchase shares of Preferred Stock tendered pursuant to the Offer at a substantial discount from the book value of such stock (original issue price less offering costs) and from the liquidation preference provided for in the articles of amendment governing the terms of the Preferred Stock.

         Assuming that the Offer is fully-subscribed, on a pro-forma basis, after consideration of the dividend on the Preferred Stock of $1.6 million paid in July 2001, as of June 30, 2001, total shareholders' equity will decline from $175.7 million to $160.6 million; the aggregate liquidation preference of the Series A Preferred Stock will decline from $31.4 million to $25.4 million; the aggregate liquidation preference of the Series B Preferred Stock will decline from $44.7 million to $36.1 million; the aggregate liquidation preference of the Series C Preferred Stock will decline from $56.2 million to $45.4 million; the aggregate liquidation preference for all series of preferred stock will decline from $132.4 million to $106.9 million; and the book value per common share inclusive of accrued and unpaid preferred dividends as adjusted for the payment of $1.6 million in July 2001 will increase from $3.78 to $4.69 per share.

         In addition, the retirement of the tendered Preferred Stock at a discount will improve the ratio of net assets available to satisfy the liquidation preference of the shares of Preferred Stock that are not tendered in the Offer.

         The Offer provides to stockholders who are considering a sale of all or a portion of their Preferred Stock the opportunity to sell those shares without the usual transaction costs associated with open market sales, where those shares are tendered by the stockholder of record directly to the Depositary. A stockholder whose shares are held through a Nominee should contact such Nominee to determine whether any transaction costs apply to any sales of Preferred Stock pursuant to the Offer. In addition, the Offer gives stockholders the opportunity to sell their Preferred Stock at prices greater than the market prices prevailing prior to the announcement of the Offer. Stockholders are urged to obtain current market quotations for their shares. See Section 7. The Offer also allows stockholders to sell a portion of their shares while retaining a continued equity interest in Dynex.

         In determining whether to tender shares pursuant to the Offer, stockholders should consider the possibility that they may be able to sell their shares in the future on the Nasdaq National Market or otherwise, including in connection with any subsequent tender offer or any subsequent sale, merger or liquidation of Dynex (none of which is currently contemplated), at a net price higher than the respective Purchase Price. See Section 7. Dynex can give no assurance, however, as to the price at which a stockholder may be able to sell non-tendered shares in the future.

         THE BOARD HAS UNANIMOUSLY APPROVED THE OFFER AND BELIEVES THAT IT PROVIDES HOLDERS OF PREFERRED STOCK DESIRING TO SELL SOME OR ALL OF THEIR SHARES A REASONABLE OPPORTUNITY TO DO SO AT A PREMIUM TO THE CLOSING PRICE OF THE RESPECTIVE SERIES OF PREFERRED STOCK ON AUGUST 31, 2001. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF DYNEX OR ITS BOARD MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY DYNEX OR ITS BOARD TO MAKE ANY SUCH RECOMMENDATIONS. THE DIRECTORS AND EXECUTIVE OFFICERS OF DYNEX HAVE
AGREED NOT TO PARTICIPATE IN THE OFFER. ALTHOUGH THE DIRECTORS AND EXECUTIVE OFFICERS OF DYNEX HAVE AGREED NOT TO PURCHASE ANY SHARES IN THE OFFER, THEIR OWNERSHIP INTEREST IN DYNEX WILL INCREASE ON A PERCENTAGE BASIS TO THE EXTENT THE OFFER IS SUBSCRIBED.

         Shares of Preferred Stock that Dynex acquires under the Offer will be cancelled. At the present time, Dynex has no plans for the issuance of additional shares of Preferred Stock.

     Except as otherwise disclosed in this document, Dynex has no plans, proposals or negotiations that relate to or would result in:
     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving Dynex or any of its subsidiaries;
     - any purchase, sale or transfer of a material amount of assets of Dynex or any of its subsidiaries;
     - any change in the present policy to pay dividends only out of taxable income, or, if applicable, as required to maintain its status as a real estate investment trust;
     - any class of equity securities of Dynex being delisted from a national securities exchange;
     - any class of equity securities of Dynex becoming eligible for termination of registration under Section 12(g)(4)of the Securities Exchange Act of 1934, as amended (the "Exchange Act");
     - any change in the present board of directors or management of Dynex, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;
     -     any other material change in Dynex corporate structure or business;
     -     the suspension of Dynex obligation to file reports under the Exchange
           Act;
     - the acquisition by any person of additional securities of Dynex or the disposition of securities of Dynex;
     - or any change in Dynex articles of incorporation and bylaws or other governing instruments or other actions which could impede the acquisition of control of Dynex.

         Notwithstanding the foregoing, Dynex from time to time has received and may continue to receive proposals from third parties regarding the possible sale of Dynex, and/or the infusion of capital into Dynex in the form of either a subordinated debt instrument or a new series of preferred stock. To the extent Dynex were to be sold to a third party, it could be at prices for the Preferred Stock that exceed the amount offered hereunder. Further, Dynex could agree to an investment from a third-party in the form of subordinated debt or preferred stock, the proceeds of which could be used for future tenders on Dynex preferred stock at prices that may be higher than offered hereby.

         During July and August 2001, a representative of the Board of Directors of Dynex has held discussions with various entities in connection with engaging such entities to be a "third party manager" of Dynex. Based upon these discussions, Dynex believes that any such third party management agreement would generally provide for a base management fee, an incentive fee, representation on the Board of Directors, and may include an investment by a third party manager, the grant of options, and such other terms and conditions. Such terms may also include a Company initiated "shareholders rights offering" in its common stock. The Board is in the early stages of pursuing this alternative. There can be no assurance at this time that the Board of Directors will engage a third party manager or what form such third party management agreement will take.


3.  PROCEDURES FOR TENDERING SHARES

         A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A NOMINEE MUST CONTACT THAT NOMINEE FOR INFORMATION ON HOW TO TENDER SHARES. ALL OTHER STOCKHOLDERS MUST COMPLY WITH THE PROCEDURES SET FORTH BELOW.

         Tender Procedures for Stockholders of Record. A Letter of Transmittal for the respective series is provided for use by stockholders of record tendering shares. To properly tender shares pursuant to the Offer, a stockholder of record must (i) complete and duly execute the Letter of Transmittal for the respective series (or facsimile thereof), in accordance with the instructions included within the Letter of Transmittal (together with a signature guarantee, if required, as well as any other documents required by the Letter of Transmittal) and deliver the same to the Depositary at its address set forth on the back cover of this Offer to Purchase which material must be received by the Depositary prior to 5:00 p.m., New York City time, on the Expiration Date, and
(ii) either (A) deliver the stock certificate or certificates evidencing the tendered shares to the Depositary at its address set forth on the back cover of this Offer to Purchase, which certificate(s) must also be received by the Depositary prior to 5:00 p.m., New York City time, on the Expiration Date, or
(B) comply with the guaranteed delivery procedures described below.

         Tender Procedures for Nominees. The Depositary will establish an account with respect to the shares of each series subject to this Offer, for purposes of the Offer, at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any Nominee that is a participant in the Book-Entry Transfer Facility's system may tender shares in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") to the extent it is available to such participants for the shares they wish to tender by making book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such stockholder. In order to tender shares by means of ATOP, the procedures for ATOP delivery must be duly and timely completed prior to 5:00 p.m., New York City time, on the Expiration Date. Alternatively, Nominees may also complete the Letter of Transmittal and deliver shares as provided under "Tender Procedures for Stockholders of Record" above.

         DELIVERY OF THE LETTER OF TRANSMITTAL FOR A SERIES AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         Signature Guarantees and Method of Delivery. No signature guarantee on the Letter of Transmittal is required: (i) if the Letter of Transmittal is signed by the stockholder(s) of record of the shares (which term, for purposes of this Section, shall include any participant in the Book-Entry Transfer Facility) whose name appears on a security position listing as the owner of the shares tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the stockholder of record, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the stockholder of record appears on the certificate, with the signature guaranteed by an Eligible Institution.

         In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) (unless such tender is made through ATOP) and any other documents required by the Letter of Transmittal or ATOP.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Guaranteed Delivery. If a stockholder desires to tender shares of Preferred Stock pursuant to the Offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (a)  the tender is made by or through an Eligible Institution;

     (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Dynex has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

     (c) the certificates for all tendered shares of Preferred Stock, in proper form for transfer (or confirmation of book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal for such series (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

         United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service ("IRS"), unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct, or otherwise establishes that it is eligible for exemption from backup withholding. Therefore, each tendering stockholder of record should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to prevent backup withholding, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. If the Depositary is not provided with the correct  taxpayer  identification  number,  a U.S.  Holder (as defined  below in
Section 12) also may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain categories of stockholders (including, among others, all corporations, and certain Non-U.S. Holders (as defined below)) are exempt from backup withholding. In order for a holder who is not a U.S. Holder (a "Non-U.S. Holder") to be eligible for exemption, that stockholder must submit an IRS Form W-8BEN, IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8IMY or an appropriate substitute form, signed under penalties of perjury, attesting to that stockholder's exempt status. Such forms may be obtained from the Depositary. See Instruction 12 to the Letter of Transmittal.

         Withholding for Holders Who Are Non-U.S. Holders. Even if a Non-U.S. Holder provides the required certification so that backup withholding does not apply, the Depositary will nonetheless withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder or his agent unless it is established to the satisfaction of the Depositary and Dynex that: (a) a reduced rate of withholding is available pursuant to a tax treaty,
(b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (c) the sale is properly treated as a sale or exchange, and not as a distribution, for United States federal income tax purposes, and that the sale or exchange is not subject to United States tax pursuant to the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). See "Federal Income Tax Consequences -- Taxation of Holders Who are Non-U.S. Holders" below, for further details.

         In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Holder must deliver to the Depositary before payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a stockholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. See Instruction 13 to the Letter of Transmittal. A Non-U.S. Holder may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld if such Non-U.S. Holder is able to establish to the IRS that no tax, or a reduced amount of tax, is due.

         NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING
ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

         Return of Tendered and Unpurchased Shares. If any tendered shares of Preferred Stock are not purchased, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares of Preferred Stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Dynex, in its sole discretion, and its determination shall be final and binding on all parties. Dynex reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Dynex counsel, be unlawful. Dynex also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and Dynex interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Dynex. None of Dynex, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

         Tendering Stockholder's Representation and Warranty; Dynex Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Dynex that (a) the stockholder has a net long position in the shares of the series of Preferred Stock tendered or equivalent securities at least equal to the number of shares tendered, within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act and (b) such tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares of the series of Preferred Stock tendered or (y) other securities convertible into or exchangeable or exercisable for the shares of the series tendered and will acquire the shares of the series of Preferred Stock for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the shares of the series tendered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Dynex acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Dynex upon the terms and conditions of the Offer.

         Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact the Depositary at (800) 829-8432, for instructions as to the documents which will be required to be submitted together with the respective Letters of Transmittal in order to receive certificate(s) representing the shares. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

         CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL FOR SUCH SERIES OF PREFERRED STOCK AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO DYNEX. ANY SUCH DOCUMENTS DELIVERED TO DYNEX WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.


4.  WITHDRAWAL RIGHTS

         Except as otherwise provided in this Section, tenders made pursuant to the Offer are irrevocable. Shares tendered pursuant to this Offer may be withdrawn:

         - at any time prior to 5:00 p.m., New York City time, on the Expiration Date; or

         - if not yet accepted for payment, after November 2, 2001.

         For a withdrawal to be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile form in a timely manner at the appropriate address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn, and, if certificates representing such shares have been delivered to the Depositary, the name of the stockholder of record of such shares, as set forth in such certificates. If the certificates have been delivered to the Depositary, the tendering holder of Preferred Stock must also submit the serial numbers of the particular certificates for the shares to be withdrawn, and the signature on the stockholder's notice of withdrawal must be guaranteed by an Eligible Institution, as described previously (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the ATOP (book-entry transfer) procedures set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

         All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by Dynex in its sole discretion, and its determination shall be final and binding on all parties. None of Dynex, the Information Agent or the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

         Withdrawals may not be rescinded, and shares properly withdrawn shall not be deemed to be duly tendered for purposes of the Offer. Withdrawn shares, however, may be re-tendered before the Expiration Date by again following the procedures described in Section 4.

         If Dynex extends the Offer, is delayed in its purchase of Preferred Stock or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Dynex rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Dynex, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein.


5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

         Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Dynex will accept for payment and pay for (and thereby purchase) shares properly tendered prior to the Expiration Date. Dynex shall be deemed to have accepted for payment (and therefore purchased) shares of Preferred Stock that are properly tendered and not properly withdrawn (subject to the proration provisions and the other terms and conditions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of shares for payment pursuant to the Offer. That notice, subject to the provisions of the Offer, may be given at any time after the Expiration Date.

         Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Dynex will accept for payment and pay for up to 212,817 shares of Series A Preferred Stock, up to 297,746 shares of its Series B Preferred Stock, and up to 304,757 shares of its Series C Preferred Stock (subject to increase or decrease as provided in Sections 1 and 14) properly tendered or such lesser number of shares as are properly tendered and not properly withdrawn.

         Dynex will pay for shares purchased pursuant to the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Dynex and transmitting payment to the tendering stockholders. The Depositary will pay the tendering stockholders (other than The Depository Trust Company, which will be paid by wire transfer) for all purchased shares by check promptly after the Expiration Date. However, in the event of proration, Dynex does not expect to be able to determine the final proration factor and pay for tendered shares until approximately five business days after the Expiration Date. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY DYNEX BY REASON OF ANY DELAY IN MAKING PAYMENT. Certificates for all tendered shares not purchased, including shares not purchased due to proration, will be returned promptly after the Expiration Date or termination of the Offer to the tendering stockholder (or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered the shares), without expense to the tendering stockholder. In addition, if certain events occur, Dynex may not be obligated to purchase any shares in the Offer. See Section 6.

         Dynex will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the Offer by stockholders of record. However, if purchased shares are to be registered in the name of any person other than the stockholder of record, or if tendered certificates are registered in the name of any person other than the person signing the respective Letters of Transmittal, the amount of any stock transfer taxes (whether imposed on the stockholder of record or such other person) payable on account of the transfer to such person will be deducted from the Purchase Price, unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 5 of the Letter of Transmittal.

         ANY TENDERING STOCKHOLDER OF RECORD (OR OTHER PAYEE) WHO FAILS TO COMPLETE FULLY AND SIGN THE "SUBSTITUTE FORM W-9" INCLUDED AS PART OF THE RESPECTIVE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACK-UP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 12.


6.  CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any term of the Offer, prior to the Expiration Date, Dynex may, at its option, terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered pursuant to the Offer, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time prior to the Expiration Date any of the following events has occurred (or shall have been determined by Dynex to have occurred) and, in Dynex judgement and in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by Dynex) makes it inadvisable to proceed with the Offer or with such acceptance for payment:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in Dynex reasonable judgment, could (A) materially and adversely affect the business, condition (financial or otherwise), assets, income, operations or prospects of Dynex and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Dynex or any of its subsidiaries or materially impair the contemplated benefits of the Offer to Dynex, (B) make the acceptance for payment of, or payment for, some or all of the tendered shares illegal or otherwise restrict or prohibit consummation of the Offer or (C) delay or restrict the ability of Dynex, or render Dynex unable, to accept for payment or pay for some or all of the tendered shares;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Dynex or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Dynex reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above, including the action by ACA Financial Guaranty Corporation as more fully set forth in Section 10;

         (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency, authority or tribunal on, or any event that, in Dynex reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Preferred Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Dynex, have a material adverse effect on Dynex business, condition (financial or otherwise), assets, income, operations or prospects or the trading in the Preferred Stock, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on August 31, 2001;

         (d) a tender or exchange offer for any or all of the shares of any class of capital stock of Dynex (other than the Offer), or any merger, business combination or other similar transaction with or involving Dynex or any subsidiary, shall have been proposed, announced or made by any person;

         (e) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of any class of any class of capital stock (other than any such person, entity or group who has a Schedule 13G on file with the Commission as of August 31, 2001 relating to share ownership in Dynex and does not acquire beneficial ownership of an additional 2% or more of any class of capital stock or effect a change in filing status to Schedule 13D or (ii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have made a public announcement reflecting an intent to acquire Dynex or any of its subsidiaries or any of their respective assets or securities otherwise than in connection with a transaction authorized by the Board;

         (f) any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of Dynex or its subsidiaries that, in Dynex reasonable judgment, is or may be material to Dynex or its subsidiaries; or

         (g) Dynex determines that the consummation of the Offer and the purchase of shares of a series of Preferred Stock may cause such series of Preferred Stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act or adversely affects Dynex ability to qualify as a real estate investment trust.

         Any  determination  by Dynex  concerning  any events  described in this section and any related judgment or decision by Dynex regarding the inadvisability of proceeding with the purchase of or the payment for any shares tendered shall be final and binding upon all parties. The foregoing conditions are for the sole benefit of Dynex and may be asserted by Dynex in circumstances giving rise to those conditions or may be waived by Dynex in whole or in part. Dynex failure at any time to exercise any of the foregoing shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. All conditions to the Offer, other than receipt of any necessary government approvals, will be satisfied or waived prior to the Expiration Date.


7.  PRICE RANGE OF PREFERRED STOCK; DIVIDENDS

         The shares of Preferred Stock are listed for trading on the Nasdaq National Market under the symbol "DXCPP" for the Series A Preferred Stock, "DXCPO" for the Series B Preferred Stock, and "DXCPN" for the Series C Preferred Stock. The following table sets forth for the calendar quarters indicated the range of the high and low sale prices for each series of Preferred Stock on the Nasdaq National Market since the first quarter of 1999.

                                                                            STOCK PRICES
                                                   SERIES A                    SERIES B                 SERIES C
                                                HIGH       LOW             HIGH         LOW         HIGH         LOW
1999
1st Quarter                             $    19.88    $   15.50       $   19.75    $   15.06    $   24.00   $   18.63
2nd Quarter                                  17.13        14.25           16.63        14.00        20.13       16.75
3rd Quarter                                  16.69         7.00           16.75         6.50        20.50        8.50
4th Quarter                                  14.00         7.50           14.94         8.00        16.50        9.88

2000
1st Quarter                             $    14.25    $    7.00       $   14.88    $    6.88    $   16.75   $    8.81
2nd Quarter                                   9.00         3.00            9.00         2.44        11.25        3.50
3rd Quarter                                   9.50         4.40           10.00         4.50        11.50        4.88
4th Quarter                                  10.00         5.25            9.75         6.25        11.00        7.06

2001
1st Quarter                             $    12.25    $     6.63      $   12.31    $    7.00    $   13.25   $    7.81
2nd Quarter                                  12.90         10.15          12.60         9.93        15.55       12.05
3rd  Quarter (through August 31, 2001)       14.20         11.40          14.40        11.89        18.00       13.97

         On August 31, 2001, prior to the announcement of the Offer, the closing per share sales price of the Series A Preferred Stock, as reported on the Nasdaq National Market, was $14.10. As of August 31, 2001, the Purchase Price of $16.80 per share for the Series A Preferred Stock represented a premium of 19.1% to the market price. As of August 31, 2001, the closing per share sales price of the Series B Preferred Stock was $14.40. As of August 31, 2001, the Purchase Price of $17.15 per share for the Series B Preferred Stock represented a premium of 19.1% to the market price. As of August 31, 2001, the closing per share sales price of the Series C Preferred Stock was $17.75. As of August 31, 2001, the Purchase Price of $21.00 per share for the Series C Preferred Stock represented a premium of 18.3% to the market price. YOU SHOULD OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES AND CONSULT AN INDEPENDENT FINANCIAL ADVISOR.

         Dividends. During the first two quarters of 1999, Dynex declared dividends in the aggregate amount of $1.17 per share on its shares of Series A and Series B Preferred Stock, and $1.46 per share on its shares of Series C Preferred Stock. During the second quarter of 2001, Dynex declared dividends of $0.2925 per share on its shares of Series A and Series B Preferred Stock, and $0.3649 per share on its shares of Series C Preferred Stock. Such second quarter dividend was declared in order for Dynex to maintain its status as a real estate investment trust. Dynex has not declared a dividend on any shares of its Preferred Stock since that time. As of June 30, 2001, the total amount of dividends in arrears on the Series A Preferred Stock was $4,857,000 ($4.39 per Series A share), on the Series B Preferred Stock $6,795,000 ($4.39 per Series B share), and on the Series C Preferred Stock $8,679,000 ($5.47 per Series C
share). The provisions of the Dynex July 2002 Senior Notes limit the distributions, including dividends, that Dynex may make to its stockholders. Such limitation on distributions on its capital stock at this time is in an amount not to exceed the sum of (a) $15,081,583, (b) the cash proceeds of any "permitted subordinated indebtedness", (c) the cash proceeds of the issuance of any "qualified capital stock", and (d) any distributions required in order for Dynex to maintain its REIT status. The aggregate amount of the tender offers for the Preferred Stock is $15,081,566. There can be no assurances that there will be any other distributions on the Preferred Stock while the July 2002 Senior Notes are outstanding or thereafter. See Section 10 for further information on the likelihood of dividends in the future.


8.  EFFECTS OF THE OFFER

         The Offer provides to stockholders who are considering a sale of all or a portion of their Preferred Stock the opportunity to sell those shares at a premium to the market prices as of August 31, 2001 and without the usual transaction costs associated with open market sales, where those shares are tendered by the stockholder of record directly to the Depositary. The Offer also may provide such stockholders greater liquidity for their Preferred Stock than otherwise what is generally available in the market. A stockholder whose shares are held through a Nominee should contact such Nominee to determine whether transaction costs apply to any sales of Preferred Stock pursuant to the Offer. In addition, the Offer may give stockholders the opportunity to sell their Preferred Stock at prices greater than market prices prevailing prior to the announcement of the Offer. Stockholders are urged to obtain current market quotations for their shares. See Section 7. The Offer also allows stockholders to sell a portion of their shares while retaining a continuing equity interest in Dynex.

         For holders of a series of Preferred Stock who do not tender shares of such series, there is no assurance that the price of such series of Preferred Stock will not trade below the price currently being offered by Dynex pursuant to the Offer. For holders of a series of Preferred Stock who do tender, there is no assurance that the trading price of such series of Preferred Stock will not increase as a result of the Offer and at some point exceed the respective Purchase Price. Dynex believes that there will still be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares of each series. The shares of each series are registered under the Exchange Act, which requires, among other things, that Dynex furnish certain information to its holders of Preferred Stock and to the Commission and comply with the Commission's proxy rules in connection with meetings of holders of the Preferred Stock.


9.  SOURCE AND AMOUNT OF FUNDS

         Assuming that Dynex purchases 212,817 shares of the Series A Preferred Stock at a price of $16.80 per share, purchases 297,746 shares of the Series B Preferred Stock at a price of $17.15 per share, and purchases 304,757 shares of the Series C Preferred Stock at a price of $21.00 per share, the total amount required to purchase the shares would equal $15,081,566 plus all fees and expenses applicable to this Offer. Dynex intends to pay for validly tendered shares of Preferred Stock, as well as for the costs and expenses of this Offer, from cash on hand, or funds generated in the ordinary course of business.


10. CERTAIN INFORMATION ABOUT DYNEX

         Certain written statements in this Offer to Purchase made by Dynex, that are not historical fact constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may involve factors that could cause the actual results of Dynex to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Dynex cautions the public not to place undue reliance on forward-looking statements, which may be based on assumptions and anticipated events that do not materialize. Dynex does not undertake, and the Securities Litigation Reform Act of 1995 (the "Reform Act") specifically relieves Dynex from, any obligation to update any forward-looking statements. The safe harbor provision in the Reform Act for forward-looking statements does not extend to a forward-looking statement that is made in connection with a tender offer, including the Offer.

         Dynex was incorporated in the Commonwealth of Virginia in 1987. Dynex is a financial services company, which invests in a portfolio of securities and investments backed principally by single family mortgage loans, commercial mortgage loans and manufactured housing installment loans. These loans were funded primarily by Dynex loan production operations or purchased in bulk in the market. Historically, Dynex loan production operations have included single family mortgage lending, commercial mortgage lending and manufactured housing lending. Through its specialty finance business, Dynex also has provided for the purchase and leaseback of single family model homes to builders and the purchase and management of delinquent property tax receivables. Loans funded through Dynex production operations have generally been pooled and pledged (i.e. securitized) as collateral for non-recourse bonds ("collateralized bonds"), which provides long-term financing for such loans while limiting credit, interest rate and liquidity risk. Dynex sold its single-family mortgage lending business in 1996 due to changes in the business environment at that time.

         Since early 1999, Dynex has focused its efforts on conserving its capital base and repaying its outstanding recourse borrowings. Dynex ability to execute its fundamental business plan and strategies has been negatively impacted since the fourth quarter of 1998, when the fixed income markets were significantly disrupted by the collapse of certain foreign economies. Specifically, as a result of this disruption, investors in fixed income securities generally demanded higher yields in order to purchase securities issued by specialty finance companies and ratings agencies began imposing higher credit enhancement levels and other requirements on securitizations sponsored by specialty finance companies like Dynex. The net result of these changes in the market reduced Dynex ability to compete against larger finance companies, investment banks and depository institutions, which generally have not been penalized by investors or ratings agencies when issuing fixed income securities. In addition, access to interim lenders that provided short-term funding to support the accumulation of loans for securitization was reduced and terms of existing facilities were tightened. These lenders began to pressure Dynex to sell or securitize assets to repay amounts outstanding under the various facilities. As a result of the difficult market environment for specialty finance companies, during 1999 Dynex sold both its manufactured housing lending/servicing operations and model home purchase/leaseback business. Additionally, Dynex began to phase-out its commercial lending operations; this phase-out was completed by the end of 2000, including the sale of the commercial loan servicing portfolio for loans that had been securitized.

         During 1999 and 2000, Dynex incurred losses before provision of any dividends on its preferred stocks of $75.1 million and $91.9 million respectively. As of June 30, 2001, Dynex business operations were essentially limited to the management of its investment portfolio (including the sale of investments and the call and re-securitization of securities previously issued by Dynex or its affiliates) and the active collection of its portfolio of delinquent property tax receivables. Dynex currently has no loan origination operations, and for the foreseeable future does not intend to purchase loans or securities in the secondary market. Dynex has a preexisting contractual obligation to purchase up to $8 million of delinquent property tax receivables during 2001.

         Dynex principal source of earnings historically has been its net interest income from its investment portfolio. Dynex investment portfolio consists primarily of collateral for collateralized bonds, asset-backed securities and delinquent property tax receivables. Dynex funds its investment portfolio with both borrowings and funds raised from the issuance of equity. For the portion of the investment portfolio funded with borrowings, Dynex generates net interest income to the extent that there is a positive spread between the yield on the interest-earning assets and the cost of borrowed funds. The cost of Dynex borrowings may be increased or decreased by interest rate swap, cap or floor agreements. For the other portion of the investment portfolio funded with equity, net interest income is primarily a function of the yield generated from the interest-earning asset. During 1999 and 2000, net interest margin declined materially due to the decline in average earning assets, higher provisions for credit losses, and the increase in short-term interest rates in 2000. Net interest margin was a negative $3.1 million in 2000. As set forth below, net interest margin recovered in 2001 due in part to the reduction in short-term interest rates.

         During the second quarter 2001, Dynex completed a tender offer on its Series A, Series B and Series C Preferred Stock, resulting in the purchase by Dynex of an aggregate of 820,601 shares of the Preferred Stock, consisting of 202,090 shares of Series A Preferred Stock at a purchase price of $12.24 per share, 363,708 shares of Series B Preferred Stock at a purchase price of $12.50 per share, and 254,803 shares of Series C Preferred Stock at a purchase price of $15.30 per share, for an aggregate purchase price of $10,918,417. The Preferred Stock had an aggregate issue price of $21,405,000, and including dividends in arrears, a liquidation preference of $25,110,000.

         For the six months ended June 30, 2001, Dynex reported net income of $14.4 million or, $21.7 million after charges or benefits on its Preferred Stock. Net income was higher after the provisions relating to its Preferred Stock as a result of the benefit received from a tender offer completed on June 8, 2001 for the Preferred Stock. Such results were also positively impacted by certain non-recurring gains including the settlement for $7.1 million of a prior litigation matter, and the gain on extinguishment of $2.8 million, net of related costs, on the repayment of $38.9 million of its July 2002 Senior Notes. In addition, such results were positively impacted by the reduction in short-term interest rates which had the effect of increasing the net interest margin to $10.3 million. Partially offsetting the benefit of reduced short-term interest rates was the higher provision for loan losses as a result of weakness in the manufactured housing markets which is expected to continue for the balance of the year. Unless the Federal Reserve continues to ease rates, Dynex expects net interest margin to plateau during the third quarter, given the higher prepayment speeds now being seen in the investment portfolio, and the resetting downward of the adjustable-rate assets that comprise approximately 33% of the investment portfolio.

         On August 31, 2001 Dynex and Lehman Brothers, Inc. ("Lehman") agreed to a modification of the repurchase agreement facility between the parties whereby Lehman agreed to defer payments on the remaining $6.8 million outstanding under the repurchase agreement as of that date, until October 2001. Previously, Lehman had been applying all cash payments received on securities pledged to it under the facility as a reduction in the principal amount outstanding. Lehman has further agreed to extend to Dynex an additional $5 million to finance a portion of the Dynex purchase of an estimated $8 million of delinquent property tax receivables expected to occur in October 2001. In return, Dynex agreed that Lehman will have the option to be the sole lead manager of the re-securitization of certain securities previously issued by subsidiaries of Dynex expected to occur in the first quarter of 2002.

         The Board of Directors of Dynex over the past two years has evaluated various courses of action to improve shareholder value given the depressed prices of Dynex preferred and common stocks, and to provide greater liquidity for such stocks. In November 2000, Dynex entered into a merger agreement with the California Investment Fund, LLC ("CIF") whereby CIF would acquire all the common and preferred stock of Dynex for a total consideration of $90 million. Due to various breaches of such merger agreement by CIF, including CIF's inability to deliver the financing commitment as required under the merger agreement, Dynex terminated that agreement on January 26, 2001. Dynex and CIF are currently in litigation over the termination of the merger agreement.

         During July and August 2001, a representative of the Board of Directors of Dynex has held discussions with various entities in connection with engaging such entities to be a "third party manager" of Dynex. Based upon these discussions, Dynex believes that any such third party management agreement would generally provide for a base management fee, an incentive fee, representation on the Board of Directors, and may include an investment by a third party manager, the grant of options, and such other terms and conditions. Such terms may also include a Company initiated "shareholders rights offering" in its common stock. The Board is in the early stages of pursuing this alternative. There can be no assurance at this time that the Board of Directors will engage a third party manager or what form such third party management agreement will take.

         The Company is in discussions with Mr. Thomas H. Potts, president of the Company, and Mr. Stephen J. Benedetti, executive vice president and chief financial officer of the Company, to extend the terms of their respective employment arrangements with Dynex to June 30, 2002. The Company expects such arrangements to be completed by September 30, 2001.

         While giving holders of Preferred Stock desiring such liquidity the opportunity to sell their Preferred Stock at a premium to the market prices as described above, the Offer also permits Dynex to purchase shares of Preferred Stock tendered pursuant to the Offer at a substantial discount from the book value of such stock (original issue price less offering costs) and from the liquidation preference provided for in the articles of amendment governing the terms of the Preferred Stock. Assuming that the Offer is fully-subscribed, on a pro-forma basis, after consideration of the $1.6 million preferred dividend paid in July 2001, as of June 30, 2001, total shareholders' equity will decline from $175.7 million to $160.6 million; the aggregate liquidation preference of the Series A Preferred Stock will decline from $31.4 million to $25.4 million; the aggregate liquidation preference of the Series B Preferred Stock will decline from $44.7 million to $36.1 million; the aggregate liquidation preference of the Series C Preferred Stock will decline from $56.2 million to $45.4 million; the aggregate liquidation preference for all series of preferred stock will decline from $132.4 million to $106.9 million; and the book value per common share inclusive of accrued and unpaid preferred dividends as adjusted for the payment of $1.6 million in July 2001, will increase from $3.78 to $4.69 per share.

         In addition, the retirement of the tendered Preferred Stock at a discount will improve the ratio of net assets available to satisfy the liquidation preference of the shares of Preferred Stock that are not tendered in the Offer.

         To the extent the tender offers for the Preferred Stock are well subscribed, the effect may be to improve the market prices of the preferred stocks initially as well as over time. Conversely, the market prices of the preferred stocks may decline subsequent to the tender offer to the extent dividends continue to be in arrears or the impact of lower liquidity as a result of the tender offers. Specifically, the provisions of the July 2002 Senior Notes limit the distributions, including dividends, that Dynex may make to its stockholders. Such limitation on distributions on its capital stock at this time is in an amount not to exceed the sum of (a) $15,081,583, (b) the cash proceeds of any "permitted subordinated indebtedness", (c) the cash proceeds of the issuance of any "qualified capital stock", and (d) any distributions required in order for Dynex to maintain its REIT status. As the aggregate amount of the tender offers for the Preferred Stock is $15,081,566, Dynex may be unable to make any additional tender offers (to the extent the tender offers are fully subscribed) while the July 2002 Senior Notes are outstanding. The possible absence of tender offers until the July 2002 Senior Notes are fully paid off may also have a negative impact on the future stock price of the preferred stocks. There can be no assurance that there will be future tender offers even after the July 2002 Senior Notes are fully paid.

         Dynex has received and may continue to receive proposals from third parties regarding the possible sale of Dynex, and/or the infusion of capital into Dynex in the form of either a subordinated debt instrument or a new series of preferred stock. To the extent Dynex were to be sold to a third party, it could be at prices for the Preferred Stock that exceed the amounts offered hereunder. Further, Dynex could agree to an investment from a third party in the form of subordinated debt or preferred stock, the proceeds of which could be used for future tenders on Dynex preferred stock at prices higher than offered herein.

         On May 4, 2001, ACA Financial Guaranty Corporation ("ACA") commenced an action seeking injunctive relief as well as money damages based on its claims of fraudulent conveyance and breach of contract against Dynex Capital, Inc. in the United States District Court for Southern District of New York (Civil Action No. 01 Civ-3822). The complaint challenges, among other things, the validity of the March 30, 2001 Supplemental Indenture to the 1997 Senior Note Indenture as amended ("1997 Indenture") pursuant to which in 1997 Dynex issued its July 2002 Senior Notes. In particular, the complaint challenges the validity, among other things, of the Supplemental Indenture and the related amendment to certain restrictive covenants in the Indenture to allow for certain distributions to holders of Dynex equity securities, including the Preferred Stock. It is anticipated that ACA will seek to enjoin this tender offer.

         Dynex is vigorously opposing the above action which Dynex believes is without merit. Dynex believes that ACA lacks standing to bring such action, as ACA is not a party to the 1997 Indenture (as amended) and Dynex is not a party to any insurance contract issued by ACA. ACA, as insurer, has entered into a Secondary Market Insurance Policy effective May 19, 1998 with First Trust of New York, N.A. insuring full repayment to holders of $25 million of the July 2002 Senior Notes. On June 7, 2001, the District Court granted Dynex cross-motion to dismiss the Action on the grounds that ACA lacked standing to pursue claims against Dynex in its capacity as an insurer. Subsequently, ACA purchased $1 million of the July 2002 Senior Notes, and on June 12, 2001, the District Court granted ACA leave to file an amended complaint in its capacity as a noteholder, and stated that it would consider the parties' arguments with respect to a preliminary injunction. If the District Court rules in ACA's favor related to a preliminary injunction, Dynex expects to appeal such a ruling. In such event, Dynex would terminate the Offer or postpone the acceptance for payment of, or the purchase of and payment for, shares tendered pursuant to the Offer until such time as the injunction is lifted. To the extent tendered shares are not purchased on or before November 2, 2001 for any reason, any holder may withdraw its tendered shares after November 2, 2001.

         For further information on Dynex, please refer to Dynex Annual Report on Form 10-K for the year ended December 31, 2000 and its Quarterly Reports on Form 10-Q for the first and second quarters of 2001. Such reports are filed with the Securities and Exchange Commission.

         The Company has elected to be treated as a real estate investment trust ("REIT") for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and, as such, must distribute substantially all of its taxable income to shareholders. Provided that Dynex meets all of the proscribed Code requirements, Dynex will generally not be subject to federal income tax. The Company uses the calendar year for both tax and financial reporting purposes. However, there may be differences between taxable income and income computed in accordance with GAAP. These differences primarily arise from timing differences in the recognition of revenue and expense for tax and GAAP purposes. The Company's estimated taxable loss for 2000, excluding capital loss carryforwards generated during the year, was approximately $110 million. During 2000, through its ownership of certain residual interests in REMIC securities, Dynex had excess inclusion income of $1.6 million. As a REIT, Dynex must distribute to its shareholders at least 90% of the greater of its taxable income or its excess inclusion income in order to maintain its REIT status. On July 20, 2001, in order to maintain its REIT status, Dynex paid dividends on its shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in the aggregate amount of $1,613,703. If Dynex loses its REIT status, it will not be able to elect REIT status for five years. However, as Dynex currently estimates that it has a net operating loss carryforward of approximately $102 million and capital loss carryforwards of approximately $61.4 million as of June 30, 2001, it is unlikely that Dynex would have any tax liability during such five year period. Other than amounts necessary to be distributed for excess inclusion income for future years to the extent Dynex decides to maintain its REIT status, Dynex does not anticipate making additional distributions until all loss carryforwards have been utilized. In the event Dynex loses its REIT status, then each of the dividend rates on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock would increase by 0.50%.


11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE PREFERRED STOCK

Security Ownership of Directors and Executive Officers of Dynex. Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of Preferred Stock as of August 31, 2001, by each director and executive officer of Dynex and by all directors and executive officers as a group. Unless otherwise specified in the table, the business address for each of the following persons is 4551 Cox Road, Suite 300, Glen Allen, Virginia 23060.

-----------------------------------------------------------------------------------------------------------------------
                                               Series A         Series B          Series C              Percent of
        Name of Beneficial Owner               Preferred        Preferred         Preferred           Preferred Stock
-----------------------------------------------------------------------------------------------------------------------

Leon A. Felman, Director (1)                          0                0            27,490                  0.65%

Barry Igdaloff, Director(2)                      62,000           61,000            52,500                  4.14%

All Directors as a group                         62,000           61,000            79,990                  4.79%
-----------------------------------------------------------------------------------------------------------------------

     (1) Includes 11,670 shares of Series C Preferred Stock owned of record by Homebaker Brand Profit Sharing Plan; and 350 shares of Series C Preferred Stock owned of record by Sage Systems Liquidating Trust LLC.

     (2) Includes 41,600 shares of Series A Preferred Stock, 34,700 shares of Series B Preferred Stock and 10,100 shares of Series C Preferred Stock owned by clients of Rose Capital of which Mr. Igdaloff is the sole proprietor.

-----------------------------------------------------------------------------------------------------------------------

To the best knowledge of Dynex, no executive officer or director has effected any transaction in the Preferred Stock during the past 60 days.


12.  FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of certain anticipated United States federal income tax consequences of the Offer. This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular holders of Preferred Stock in light of their personal circumstances or to certain types of holders of Preferred Stock such as dealers in securities, insurance companies, foreign persons (except as specifically noted below under "-- Taxation of Holders Who are Non-U.S. Holders"), financial institutions and tax-exempt entities who may be subject to special treatment under the federal income tax laws. Further, this summary assumes that shares of Preferred Stock are held as capital assets -- generally, property held for investment -- within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address any tax consequences under state, local or foreign laws. For purposes of this discussion, a "U.S. Holder" means a person who is (a) a citizen or resident of the United States, (b) a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created in the United States or organized under the laws of the United States or any state thereof or the District of Columbia (except, in the case of a partnership, as otherwise provided by applicable Treasury regulations), (c) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. The discussion is based upon the Code, the Treasury regulations thereunder, judicial decisions and current administrative rulings and practices in effect on the date hereof. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could modify the tax consequences of this Offer. No ruling from the IRS with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

         General Consequences. The tender of shares of Preferred Stock pursuant to the Offer will be a taxable transaction for federal income tax purposes and may be a taxable transaction under state, local or foreign tax laws as well. Under the Code, a holder of Preferred Stock whose shares are purchased pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the cash received and such stockholder's adjusted tax basis for his shares redeemed, if:

     (i) as a result of the sale, his stock interest in Dynex is completely terminated;

     (ii) the redemption is "substantially disproportionate" with respect to the selling stockholder; or

     (iii) the redemption is otherwise deemed to be not essentially equivalent to a dividend.

         These tests (the "Section 302 Tests") are discussed in greater detail below. If any one of the Section 302 Tests is met, as discussed under "-- Treatment as a Sale or Exchange," such gain or loss generally will be treated as a long-term capital gain or loss if the stockholder's holding period for such shares is more than one year. If none of the Section 302 Tests is satisfied, the cash received pursuant to the Offer will be treated in the manner discussed under "--Treatment as a Dividend or Otherwise as a Distribution" as a dividend taxable as ordinary income to the extent of the current and accumulated earnings and profits of Dynex, if any. To determine whether the Section 302 Tests are met, there must be taken into account both (a) any shares actually owned by such holder of Preferred Stock and (b) any shares considered owned by such holder of Preferred Stock by reason of certain constructive ownership rules set forth in the Code. A holder of Preferred Stock generally will be treated as owning shares which he has the right to acquire under options, or by the conversion or exchange of a security, and shares owned (and, in some cases, constructively owned) by members of the stockholder's family and by related entities such as corporations, partnerships, trusts and estates in which such stockholder, a member of his family or a related entity has an interest.

         Complete Termination of Interest Test. A holder of Preferred Stock who meets the requirements of the "complete termination of interest" test generally will receive sale or exchange treatment. A complete termination of stock interest of a tendering holder of Preferred Stock will have occurred if Dynex purchases all of his Preferred Stock pursuant to the Offer, and the holder of Preferred Stock does not own directly and is not deemed to own, under the constructive ownership rules described above, any other stock of Dynex. If the Offer is prorated, the shares that are not purchased by reason of such proration must be taken into account in determining whether a holder of Preferred Stock has achieved a complete termination of his interest in Dynex. If a holder of Preferred Stock would otherwise satisfy the complete termination requirement, but for his constructive ownership of shares held by family members, under certain circumstances the holder of Preferred Stock may be entitled to disregard such constructive ownership.

         Substantially Disproportionate Test. Provided that a series of Preferred Stock is considered voting stock for federal income tax purposes, a sale of Preferred Stock of a series pursuant to the Offer will, in general, be "substantially disproportionate" as to a holder if, among other things, the percentage of the outstanding Preferred Stock of such series actually and constructively owned by the holder immediately after the completion of the Offer is less than 80% of the percentage of Preferred Stock of such series actually and constructively owned by the holder immediately before the Offer. In addition, for those holders of Preferred Stock that also own common stock, the "substantially disproportionate" test will not be satisfied unless the holder's ownership of the common stock immediately after the completion of the Offer is less than 80% of the percentage of the common stock owned by the holder immediately before the Offer, taking into account the constructive ownership rules. If the Offer is prorated, the shares that are not purchased by reason of such proration must be taken into account in determining whether a holder of such series of Preferred Stock has satisfied the substantially disproportionate test.

         Not Essentially Equivalent to a Dividend Test. This test, as compared to the other two tests previously discussed, provides a taxpayer with the least amount of certainty in determining whether a redemption will be treated as a sale or exchange.

         A redemption of a series of Preferred Stock for cash that results in some reduction in the proportionate interest in Dynex, taking into account any constructive ownership, of a holder whose relative stock interest in Dynex is minimal and who exercises no control over corporate affairs will generally be regarded as a "meaningful reduction" in the holder's stock interest in Dynex. Stockholders tendering shares pursuant to the Offer should note that the change in their relative stock interest in Dynex may be affected by a proration of the Offer. For example, a stockholder who tenders a smaller percentage of his shares than the percentage of outstanding shares repurchased by Dynex in the transaction would experience an increase in his proportionate interest in Dynex, and would generally be required to treat the sales proceeds received as a distribution rather than as a sale or exchange. See discussion below under "--Treatment as a Dividend or Otherwise as a Distribution." Any stockholder seeking to rely on the "not essentially equivalent to a dividend" test should consult with his own tax advisor as to its application in his particular situation.

         Treatment as a Sale or Exchange. If any of the Section 302 Tests described above are satisfied, the redemption will be treated as a sale or exchange. The tendering holder of Preferred Stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Offer (other than amounts which represent declared and unpaid dividends) and his adjusted tax basis in the redeemed shares. Generally, the basis of shares is equal to their cost. However, if the shares were inherited or received by gift, special tax rules may apply. Amounts of cash received upon redemption of the Preferred Stock which represent declared and unpaid dividends will be subject to taxation in the manner discussed under "-- Treatment as a Dividend or Otherwise as a Distribution" below.

         Such gain or loss would be long-term capital gain or loss if the holding period for the Preferred Stock exceeded one year. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The maximum capital gains tax rate applicable to individuals is generally 20% under current law. The deductibility of capital losses is restricted and, in general, such losses may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals generally may deduct annually $3,000 of capital losses in excess of their capital gains.

         Treatment as a Dividend or Otherwise as a Distribution.  If none of the
Section 302 Tests described above is satisfied, then the holder of Preferred Stock generally will be treated as having received a distribution in an amount equal to the gross proceeds payable to the holder. Such a deemed distribution will be taxable as a dividend (i.e., ordinary income) to the extent of the current and accumulated earnings and profits of Dynex, if any, as calculated for U.S. federal income tax purposes. In the case of a holder of the Preferred Stock that is a corporation, distributions will not be eligible for the dividends received deduction. The amount taxable will not be reduced by the holder's basis in the Preferred Stock exchanged pursuant to the Offer, and the holder's adjusted tax basis in the shares sold will be transferred to any remaining shares of Dynex stock retained by the holder.

         If none of the Section 302 Tests is satisfied and a sale pursuant to the Offer is therefore treated as a distribution, any cash received for Preferred Stock pursuant to the Offer in excess of Dynex current and accumulated earnings and profits will be treated, first, as a non-taxable return of capital to the extent of, and in reduction of, the holder's tax basis in his Preferred Stock, and thereafter, as a capital gain to the extent that it exceeds the holder's tax basis. Gain recognized by a holder on Preferred Stock held for 12 months or less will be taxable at ordinary income rates, while Preferred Stock held more than 12 months will be taxable at the long-term capital gains rate.

         Backup Withholding Requirements. Under Federal backup withholding rules, except in the case of certain exempt taxpayers, the Depositary will withhold 31% of the gross proceeds paid to a holder of Preferred Stock or other payee pursuant to the Offer unless the holder of Preferred Stock provides his taxpayer identification number (employer identification number or social security number), certifies that such number is correct, and certifies that he has not been notified that he is subject to backup withholding. See "Procedures for Tendering Shares -- United States Federal Income Tax Backup Withholding" above, for further details.

         Taxation of Holders Who Are Non-U.S. Holders. To the extent that a sale of Preferred Stock by a Non-U.S. Holder pursuant to the Offer does not satisfy one of the Section 302 Tests, and is therefore treated for U.S. federal income tax purposes as a distribution, the gross proceeds payable to the Non-U.S. Holder will generally be subject to United States withholding tax at a rate of 30%. Special rules apply to the extent that an income tax treaty applies, or where the shares of Preferred Stock are held by the Non-U.S. Holder in connection with the conduct, by it, of a trade or business in the United States. See "Procedures for Tendering Shares -- Withholding for Holders Who are Non-U.S. Holders" above, for further details.

         Where a sale of Preferred Stock by a Non-U.S. Holder pursuant to the Offer satisfies one or more of the Section 302 Tests described above and is therefore treated for U.S. federal income tax purposes as a sale or exchange rather than a distribution, it will generally not be subject to United States federal income tax, unless the Foreign Investment in Real Property Tax Act ("FIRPTA") were to apply. FIRPTA imposes tax on non-U.S. persons on certain sales of U.S. real estate and stock of a United States Real Property Holding Corporation (a "USRPHC"). Dynex believes that it is not, and is not likely to become, a USRPHC. Moreover, even if Dynex were a USRPHC, in general FIRPTA would not apply if the selling Non-U.S. Holder holds, and has held, directly and constructively, in the five years prior to the tendering of Preferred Stock, less than 5% of the outstanding Preferred Stock of the respective series of Dynex.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE SALE OF HIS PREFERRED STOCK PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY OF CONSTRUCTIVE OWNERSHIP RULES, THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.


13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

         Dynex is not aware of any license or regulatory permit material to Dynex business that is reasonably likely to be adversely affected by Dynex acquisition of shares of Preferred Stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority, agency, or tribunal, domestic or foreign, that would be required for the acquisition or ownership of shares by Dynex as contemplated herein. Should any such approval or other action be required, Dynex presently contemplates that such approval or other action will be sought or taken. Dynex is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Dynex business. Dynex obligations under the Offer to accept for payment and pay for shares are subject to certain conditions. See Section 7.


14. EXTENSION OF THE OFFER PERIOD; TERMINATION; AMENDMENTS

         Dynex expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by Dynex to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. Dynex also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Dynex reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Dynex must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of an Offer.

         Subject to compliance with applicable law, Dynex further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by Dynex to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any material change to the terms of the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which Dynex may choose to inform stockholders, except as required by applicable law, Dynex shall have no obligation to publish, advertise or otherwise communicate any such change other than by making a release to the Dow Jones News Service. If Dynex materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Dynex will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. Under these rules, the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) Dynex increases or decreases the price to be paid for shares, increases or decreases the number of shares being sought in the Offer or, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the number of outstanding shares of a series of Preferred Stock, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified herein, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.


15.  FEES AND EXPENSES

         Dynex has retained MacKenzie Partners, Inc. to act as Information Agent and First Union National Bank to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, facsimile, telex, telegraph and personal interviews and may request Nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services.

         No fees or commissions will be payable by Dynex to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. A Stockholder holding shares through a Nominee is urged to consult such Nominee to determine whether transaction costs are applicable if such stockholder tenders shares through such Nominee and not directly to the Depositary. Dynex will, however, upon request, reimburse Nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No Nominee has been authorized to act as the agent of Dynex, the Information Agent or the Depositary for purposes of the Offer. Dynex will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided under
Section 6 or Instruction 6 in the Letter of Transmittal.


16.  MISCELLANEOUS

         Dynex is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Dynex becomes aware of any jurisdiction where the making of the Offer or the acceptance or purchase of the shares is not in compliance with any valid applicable law, Dynex will make a good faith effort to comply with such law. If, after such good faith effort, Dynex cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Dynex behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

         Pursuant to Rule 13e-4 promulgated under the Exchange Act, Dynex has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including the Exhibits and any amendments thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth in
Section 18 with respect to information concerning Dynex.


17.  ADDITIONAL INFORMATION

         Dynex files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by Dynex at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The filings of Dynex with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. Such filings and other information concerning Dynex also can be inspected and copied at the offices of the Nasdaq National Market, 33 Whitehall Street, New York, New York 10004-2193.

         The Commission allows Dynex to "incorporate by reference" information to this Offer to Purchase. This means that Dynex can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Offer to Purchase, except for any information that is superseded by information that is included directly in this document. This Offer to Purchase incorporates by reference the documents listed below that Dynex has previously filed with the Commission. The documents contain important information about Dynex and its financial condition.

         Commission Filings                     Period or Date Filed

         Annual Report on Form 10-K             Year  ended  December  31,  2000
         Current Report on Form 8-K             April 6, 2001
         Quarterly  Report on Form 10-Q         May 15, 2001
         Quarterly  Report on Form 10-Q         August 13, 2001

         Dynex incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this Offer to Purchase and the date the Offer proration period and withdrawal rights expired. Those documents include periodic reports, such as Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements.

         THE BOARD HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF DYNEX OR THE BOARD MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY DYNEX OR THE BOARD TO MAKE ANY SUCH RECOMMENDATIONS. THE DELIVERY OF THIS DOCUMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE AFFAIRS OF DYNEX SINCE THE DATE OF THIS DOCUMENT OR THAT THE INFORMATION IN THIS DOCUMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS DOCUMENT.

         This Offer to Purchase and the related Letter of Transmittal are being mailed to stockholders, and will be furnished to Nominees whose names, or the names of whose nominees, appear on our list of stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing.

                        The Depositary for the Offer is:

                            FIRST UNION NATIONAL BANK



By Hand Delivery                    By overnight delivery or express                 By mail to:
in New York to:                     mail to:
The Depository Trust Company        First Union National Bank.                       First Union National Bank
Transfer Agent Drop                 Corporate Actions Department                     Corporate Actions Department
55 Water Street, 1st Floor          1525 West W.T. Harris Blvd. NC1153               1525 West W.T. Harris Blvd. NC1153
New York, NY 10041                  Building 3C3                                     Building 3C3
                                    Charlotte, NC 28262-1153                         Charlotte, NC 28288-1153


                        Telephone Number: (800) 829-8432
                        Facsimile Number: (704) 590-7628

         Any questions, requests for assistance, or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent at the following address and telephone numbers:

                     The Information Agent for the Offer is:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800) 322-2885

                       Email: proxy@mackenziepartners.com



         You may also contact your broker, dealer, commercial bank or trust company or any other nominee for assistance concerning this Offer.